Exhibit 99.1

For Immediate Release	TXCO Contacts
Tuesday, March 18, 2008	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

Third Point Contact
Elissa Doyle
(212) 407-6237, edoyle@thirdpoint.com
TXCO Resources Reaches Settlement Agreement with
Stockholder Third Point LLC
     SAN ANTONIO, Texas, and NEW YORK, N.Y., March 18, 2008 – TXCO Resources Inc. (Nasdaq: TXCO) and Third Point LLC today announced that they have reached a settlement agreement in a lawsuit pending in the Delaware Court of Chancery and a related proxy contest in which Third Point sought to seat three directors on TXCO’s Board of Directors.
     As part of the settlement, TXCO has agreed to appoint two of Third Point’s director nominees – Jacob Roorda and Anthony Tripodo – to the Company’s Board, effective immediately. They will replace current directors James L. Hewitt, J. Michael Muckleroy and Robert L. Foree, Jr., who have agreed to step down. Concurrently, Muckleroy has been re-appointed by TXCO’s Board as a Class B director to fill the vacancy created by Hewitt’s resignation.
     Roorda and Tripodo will be among the three Company-nominated Class A directors who will stand for re-election for three-year terms at TXCO’s upcoming annual meeting, according to the agreement. Current director Dennis B. Fitzpatrick also will stand for re-election as a Class A director.
     Also as part of the settlement, Third Point has agreed to dismiss its lawsuit seeking to nullify the Company’s January 2008 appointment of Hewitt to TXCO’s Board.
     “We believe this settlement agreement is in the best interest of all of our stockholders,” said TXCO Chief Executive Officer James E. Sigmon. “Third Point’s two representatives will bring many years of valuable experience in the exploration and production and oilfield services businesses to our Board. Our goal is to build stockholder value, and we look forward to working with them collaboratively to achieve that goal,” he said.
     Daniel Loeb, Third Point’s Chief Executive Officer, added, “We are pleased to have resolved our differences with TXCO amicably. We look forward to working together constructively towards our shared objective of enhancing value for all TXCO stockholders.”
     Roorda is President of Harvest Energy Trust, a Calgary-based oil and gas exploration and production trust. Tripodo is Executive Vice President and Chief Financial Officer of Tesco Corp., a Houston-based oilfield services technology company.
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     In connection with the settlement agreement, TXCO will be filing an amended Proxy Statement with the U.S. Securities and Exchange Commission listing the new slate of Company-nominated director candidates along with certain other items that require stockholder approval. TXCO stockholders will be asked to vote on these matters at the Company’s annual meeting.
About TXCO Resources
     TXCO Resources, formerly The Exploration Company, is an independent oil and gas enterprise with interests in the Maverick Basin, the onshore Gulf Coast region and the Marfa Basin of Texas, and the Midcontinent region of western Oklahoma. It has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. TXCO’s business strategy is to build stockholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. It accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on Nasdaq’s Global Select Market under the symbol “TXCO.”
Important Information
     TXCO Resources filed a preliminary proxy statement with the Securities and Exchange Commission (“SEC”) on March 10, 2008, in connection with the election of directors and other actions to be taken at the 2008 Annual Meeting of Stockholders. TXCO Resources will soon be filing with the SEC a revised proxy statement and mailing to its stockholders a definitive proxy statement and proxy card in connection with the 2008 Annual Meeting of Stockholders. As required by the SEC, you are urged to read the Company’s definitive proxy statement (as well as any amendments or supplements thereto) relating to the 2008 Annual Meeting of Stockholders when it becomes available because it contains important information. After being filed with the SEC, you will be able to obtain the definitive proxy statement (as well as any amendments or supplements thereto) and other relevant documents free of charge at the SEC’s website, www.sec.gov. In addition, copies of the definitive proxy statement and other relevant documents will be made available for free to any TXCO stockholder who makes a request to TXCO’s Corporate Secretary and Vice President-Capital Markets, Roberto R. Thomae, at (210) 496-5300 (ext. 214) or 777 East Sonterra Blvd., Suite 350, San Antonio, Texas 78258.
     TXCO Resources and its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies in connection with the 2008 Annual Meeting of Stockholders. Information regarding the names and interests of these persons in connection with the 2008 Annual Meeting of Stockholders was included in the preliminary proxy statement, filed with the SEC on March 10, 2008, as such information may be supplemented or amended by the definitive proxy statement. In addition, TXCO Resources files annual, quarterly and special reports, proxy and information statements, and other information with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov or from TXCO at www.txco.com.
Forward-Looking Statements
     Statements in this press release that are not historical, including statements regarding TXCO’s or management’s intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to intended litigation strategies and the outcome of legal proceedings. Investors are cautioned that all forward-looking statements involve risks and uncertainty that are beyond TXCO’s ability to control or predict. TXCO undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. More information about potential risk factors is included in TXCO’s annual report on Form 10-K for the year ended Dec. 31, 2007. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO’s Web site at www.txco.com. Copies are available without charge upon request from the Company.
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